Exhibit 4.20

OPERATED DEPOSIT ACCOUNT SECURITY AGREEMENT

This OPERATED DEPOSIT ACCOUNT SECURITY AGREEMENT (this “Agreement”) is dated October 29, 2009, and is by and between W&T OFFSHORE, INC., a Texas corporation, whose mailing address is Nine Greenway Plaza, Suite 300, Houston, Texas 77046 (“Secured Party”), and BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC, a Texas limited liability company, whose mailing address is 11451 Katy Freeway, Suite 500, Houston, Texas 77079 (“Grantor”).

RECITALS:

A. Grantor has entered into that certain Agreement for Purchase and Sale dated effective August 1, 2009, with W&T ( the “PSA Agreement”), which PSA Agreement is by this reference made a part hereof and which provides in part for the sale and assignment by Secured Party to Grantor of the Assets. In accordance with the PSA Agreement Grantor has agreed that the monies shall be paid into the Operated Escrow Account as provided for in Section 7.07(a) of the PSA Agreement.

AGREEMENT

In consideration of the Recitals, the agreements and covenants contained herein, and other obligations under the PSA Agreement, Grantor hereby agrees with Secured Party as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions of Certain Terms Used Herein. The following words shall have the following meanings when used in this Agreement. The capitalized, defined terms used in the PSA Agreement shall have the same meanings in this Agreement, unless specifically otherwise provided herein. Any other terms that are not otherwise defined in this Agreement shall have the meanings attributed to such terms in the UCC. All references to dollar amounts shall mean amounts in lawful money of the United States of America.

“Bank” means Amegy Bank National Association.

“Collateral” means individually, collectively and interchangeably the Pledged Account and the Escrowed Funds, together with any and all present and future interest thereon, additions thereto, substitutions therefor, and replacements thereof, and all proceeds derived or to be derived therefrom, and any and all present and future accounts established in substitution or replacement thereof, and all of Grantor’s present and future general intangibles in any way related or pertaining to the ownership, operation, or use of any of the foregoing.

“Operated Escrow Agreement” means that certain Operated Escrow Agreement among Grantor, Secured Party, and Bank, as escrow agent, dated even date herewith.

“Obligations” mean the obligations of Grantor to make payments under Section 7.07.02(a) of the PSA Agreement with respect to the Non-Operated Escrow Agreement, to make payments under Section 7.07.01(c) of the PSA Agreement with respect to the Operated Escrow Agreement (up to the Non-Operated Maximum Amount and the Maximum Amount, respectively) and the performance of all P&A Obligations with regard to the Operated Properties and the Non-Operated Properties in accordance with all notices, rules and regulations of the MMS and any other agency, body, or authority having jurisdiction over Grantor.

“Pledged Account” means that certain escrow account numbered 9143100 at Bank and all replacements or substitutions therefor, including any account resulting from a renumbering or other administrative re-identification thereof, maintained with Bank, which Pledged Account contains the Escrowed Funds and which has been established pursuant to the Escrow Agreement The Pledged Account is currently styled substantially as follows: “W&T Offshore/Black Elk Energy Op Prop.”

“Rights” means the right of Secured Party to be paid by or on behalf of Grantor some or all of the Escrowed Funds, whether or not deposited in the Pledged Account, at the times and in the amounts specified in the PSA Agreement.

“UCC” means the Uniform Commercial Code as in effect in the State of Texas, as the same has been or may be amended or revised from time to time, or, if so required with respect to any particular Collateral by mandatory provisions of applicable law, as in effect in the jurisdiction in which such Collateral is located.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

GRANT OF SECURITY INTEREST

2.1 Security Interest. Grantor hereby pledges, assigns and grants to Secured Party a security interest in the Collateral to secure the Rights, with the continuing preferences and priorities provided under applicable Texas law.

2.2 Authorization to File Financing Statements. Grantor hereby irrevocably authorizes Secured Party at any time and from time to time to file in any jurisdiction any initial financing statements and amendments thereto that describe the Collateral and contain any other information required for the sufficiency or filing office acceptance of any financing statement or amendment. Grantor agrees to furnish any such information to Secured Party promptly upon request.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Grantor represents and warrants to Secured Party that:

3.1 Title, Authorization, Validity and Enforceability. Grantor has good and valid rights in and title to the Collateral, free and clear of all liens, security interests and other encumbrances (other than the Second Lien Security Interest [as such term is defined in Section 4.2 hereof]), and has full power and authority to grant to Secured Party the security interest in the Collateral. The execution, delivery, and performance of this Agreement by Grantor have been duly authorized, and this Agreement constitutes a legal, valid and binding obligation of Grantor and creates a security interest, enforceable against Grantor.

3.2 Control of Collateral. No Person other than Secured Party and, with respect to the Second Lien Security Interest, Second Lien Creditor, has control over any Collateral.

3.3 No Financing Statements. No financing statement describing all or any portion of the Collateral has been filed in any jurisdiction other than those which reflect the security interest created by this Agreement or any financing statement now or hereafter filed with respect to the Second Lien Security Interest.

3.4 Tax Identification Number. Grantor’s Federal tax identification number is 38-3769404.

ARTICLE IV

COVENANTS

From the date of this Agreement, and thereafter until this Agreement is terminated:

4.1 Financing Statements and Other Actions; Defense of Title. Grantor hereby authorizes Secured Party, at any time, to file one or more financing statements, without the necessity of Grantor’s signature, and Grantor agrees to execute such documents and take such actions as may from time to time be requested by Secured Party, in order to maintain a first perfected security interest in and Control of the Collateral. Grantor will take any and all actions necessary to defend title to the Collateral against all persons and to defend the security interest of the Secured Party in the Collateral and the priority thereof against any lien not expressly permitted hereunder. Secured Party hereby expressly consents to the Second Lien Security Interest.

4.2 Liens. Grantor will not create, incur, or suffer to exist any lien, security interest or other encumbrance on the Collateral except the security interest created by this Agreement and a second lien security interest in favor of PPVP Black Elk (Cayman) Ltd. (“Second Lien Creditor”). Such second lien security interest in favor of Second Lien Creditor is herein called the “Second Lien Security Interest.” This includes other security interests even if junior in right to the security interests granted under this Agreement.

4.3 Change in Location, Jurisdiction of Organization or Name. Grantor will not (i) change its name or taxpayer identification number, (ii) change the location of where Grantor keeps its books and records concerning the Collateral or (iii) change its jurisdiction of organization, unless Grantor shall have given Secured Party not less than 30 days prior written notice thereof, and the Secured Party shall have determined that such change will not adversely affect the validity, perfection or priority of Secured Party’s security interest in the Collateral.

4.4 Other Financing Statements. Grantor will not sign or authorize the signing on its behalf of any financing statement naming it as Grantor covering all or any portion of the Collateral except for financing statements relating to the Second Lien Security Interest.

4.5 Pledged Account. At all times, Grantor will cause the Pledged Account to be maintained in accordance with the PSA Agreement and the Operated Escrow Agreement.

4.6 Further Assurances. At any time and from time to time, upon the request of Secured Party, Grantor shall promptly execute and deliver all such further instruments and documents and take such further action as Secured Party may deem necessary or desirable to preserve and perfect its security interest in the Collateral and carry out the provisions and purposes of this Agreement, including, but not limited to, a Deposit Account Control Agreement by and among Grantor, Secured Party and Bank.

4.7 Exclusive Control; Releases. Secured Party shall have exclusive control over the Pledged Account and the disposition of funds therein. Debtor shall not exercise any control over the Pledged Account or the disposition of funds therein. Notwithstanding the foregoing, Secured Party shall authorize the release of moneys from the Pledged Account at the times and in the amounts stipulated in the PSA Agreement.

ARTICLE V

DEFAULT AND REMEDIES

Upon becoming entitled to some or all of the Escrowed Funds Secured Party may exercise any or all of the following rights and remedies:

(a) Setoff and apply the funds represented by the Pledged Account to the payment of the Rights and to withdraw funds for such purpose at such times and in such amounts as it shall in its discretion determine, regardless of whether the Pledged Account has matured or is otherwise then due and payable.

(b) Those rights and remedies provided in this Agreement.

(c) Those rights and remedies provided under the PSA Agreement.

(d) Those rights and remedies available to a secured party under the UCC or under any other applicable law when a Grantor is in default under a security agreement.

(e) Without notice except as specifically provided in Section 6.2 or elsewhere herein, sell or otherwise dispose of the Collateral or any part thereof in one or more sales at public or private sale, for cash, on credit or for future delivery, and upon such other terms as Secured Party may deem commercially reasonable.

ARTICLE VI

GENERAL PROVISIONS

6.1 Waivers, Amendments and Remedies. No delay or omission of Secured Party to exercise any right or remedy granted under this Agreement shall impair such right or remedy or be construed to be a waiver of any event of default, or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Agreement whatsoever shall be valid unless in writing signed by Secured Party and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Agreement or by law afforded shall be cumulative and all shall be available to Secured Party until the Rights have been paid in full.

6.2 Notice of Disposition of Collateral. Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to Grantor, addressed as set forth in Section 6.12, at least 10 days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made.

6.3 Authorization for Secured Party to Take Certain Action. Grantor irrevocably authorizes Secured Party at any time and from time to time in the sole discretion of Secured Party and appoints Secured Party as its attorney in fact, coupled with an interest, to contact and enter into one or more agreements with the Bank to give Secured Party Control over the Pledged Account.

6.4 Attorneys’ Fees; Expenses. Grantor agrees to pay upon demand all of Secured Party’s costs and expenses, including attorneys’ fees and Secured Party’s legal expenses, incurred in connection with the enforcement of this Agreement. Secured Party may pay someone else to help enforce this Agreement, and Grantor shall pay the costs and expenses of such enforcement. Costs and expenses include Secured Party’s attorneys’ fees and legal expenses whether or not there is a lawsuit, including attorneys’ fees and legal expenses for bankruptcy proceedings (and including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Grantor also shall pay all court costs and such additional fees as may be directed by the court.

6.5 Benefit of Agreement. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Grantor, Secured Party and their respective successors and assigns, except that Grantor shall not have the right to assign its rights or delegate its obligations under this Agreement or any interest herein.

6.6 Survival of Representations. All representations and warranties of Grantor contained in this Agreement shall survive the execution and delivery of this Agreement.

6.7 Headings. The title of and section headings in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Agreement.

6.8 Termination. This Agreement shall continue in effect until the full and complete payment and performance of all Obligations of Grantor and until the termination of any financing statements filed in connection with this Agreement.

6.9 Entire Agreement. This Agreement, the PSA Agreement, and the Deposit Account Control Agreement embody the entire agreement and understanding between Grantor and Secured Party relating to the Collateral and supersede all prior agreements and understandings between Grantor and Secured Party relating to the Collateral.

6.10 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF TEXAS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

6.11 Notices. Any notice required or permitted to be given under this Agreement shall be sent (and deemed received) to the addressee at the address set forth in the PSA Agreement, by personal delivery or by certified mail, return receipt requested. Notices sent by personal delivery shall be deemed received when actually received, and notices sent by certified mail shall be deemed received three (3) business days after being deposited, postage prepaid, in the U. S. mail.

[Signature Page Follows]

IN WITNESS WHEREOF, Grantor and Secured Party have executed this Agreement as of the date first above written.

\SECURED PARTY:	GRANTOR:

W&T OFFSHORE, INC.	BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

By: /s/ Thomas F. Getten
Thomas F. Getten	By: /s/ James Hagemeier
Vice President	James Hagemeier
Vice President